Boise Cascade Corporation
Corporate Communications and Investor Relations
1111 West Jefferson Street PO Box 50 Boise, ID 83728
T 208 384 6390 F 208 384 7332
VinceHannity@BC.com

Vincent Hannity
Vice President, Corporate Communications
and Investor Relations

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March 26, 2003

[Institution Name and Address]

Dear ________:

I am writing to seek [name of institution] support of Boise's board of directors in this year's proxy vote. Three management proposals, one shareholder proposal, and the election of five directors comprise this year's ballot. Complete descriptions of ballot items can be found in our 2003 Proxy Statement (enclosed).

Institutional Shareholder Services (ISS) has conducted its 2003 review of Boise's proxy and has ranked our corporate governance practices (cover page of report enclosed). ISS recommends that shareholders vote in favor of the company's proposal for a new Boise Incentive and Performance Plan and Director Stock Compensation Plan but against the proposal of the Plumbers and Pipefitters that the company restrict option grants to indexed options. Regarding corporate governance, ISS ranks Boise's policies and practices at the 90th percentile when compared with companies in the S&P 500, and at the 95.6th percentile when compared with companies in our peer group (materials manufacturers).

Unfortunately, ISS also recommends that shareholders withhold votes for director nominees. The reason for their recommendation is that we have not implemented a shareholder proposal related to the company's classified board structure. A majority of voting shareholders approved such a proposal in at least two consecutive years.

We pointed out to ISS that the shareholder resolutions in question are not on this year's proxy, having been voluntarily withdrawn by the proponents. We also pointed out that ISS's "Withhold" recommendation appeared to conflict with the very high ratings ISS simultaneously reported for Boise's corporate governance. ISS responded that the ratings did not influence their proxy review process.

In our view, this amounts to a considerable inconsistency on ISS's part. We get high marks for strong corporate governance, but a recommended "Withhold" vote on the directors who enacted those governance practices.

We ask you to support the board's position on all Boise's proxy ballot items this year, including a vote "For" each director nominee.

Very truly yours,

/s/Vince Hannity

Vincent Hannity

Enclosures